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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C. 20549


                              FORM 8-K

                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 22, 1997


                        THE HOME DEPOT, INC.
       (Exact name of registrant as specified in its charter)


          Delaware                 1-8207         95-3261426
        (State or other         (Commission     (IRS Employer
        jurisdiction of         File Number)    Identification
         incorporation)                                No.)


      2455 Paces Ferry Road, Atlanta, Georgia            30339
      (Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code (770)433-8211

    (Former name or former address, if changed since last report.)
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Item 5.  Other Events

On September 19, 1997, the Registrant issued a press release announcing that it had settled a consolidated class action lawsuit (Butler et al. v. Home Depot, Inc. and Frank, et al. v. Home Depot, Inc., Case Nos. 94-4335SI and 95-2182SI, respectively, pending in U.S. Dist. Ct., N.D. CA) claiming gender discrimination in the Company's Western Division. The text of the Release is as follows:

THE HOME DEPOT REACHES AGREEMENTS WITH PLAINTIFFS IN FOUR GENDER
DISCRIMINATION LAWSUITS
Culture of Company Preserved In Agreements

ATLANTA, September 19, 1997 -- The Home Depot today entered into a settlement agreement with plaintiffs in the class action gender discrimination lawsuit Butler et. al. v. Home Depot, Inc. and has achieved agreements in principle to resolve three remaining gender discrimination suits which have not been certified as class actions: Griffin et. al. v. Home Depot, Inc.; Tortajada v. Home Depot, Inc.; and Fleniken v. Home Depot, Inc.

The Home Depot makes no admission of wrongdoing. The plaintiffs in each of the suits allege that The Home Depot discriminates against women in employment practices. The Home Depot maintains that it provides opportunities for all of its associates to develop successful professional careers, and is proud of its strong track record of having successful women involved in all areas of the Company.

The Butler settlement was reached after a court-ordered mediation demonstrated that achieving common ground was not only of interest to both sides, but desirable.

Under the terms of the Butler agreement, The Home Depot has agreed to support or enhance certain company human resources programs, some of which were already in the process of being implemented. The Home Depot will voluntarily roll out these programs nationally, thereby transcending the scope of Butler, a lawsuit which solely concerned the Company's Western Division.

The Home Depot's decision to implement the terms of Butler on a national basis was shared with counsel for the plaintiffs in Griffin, Tortajada and Fleniken, and led to the agreements in principle to also resolve these lawsuits pending final negotiation and agreement on several unresolved issues.

The Company anticipates that each of the four agreements will be formalized in the near future pending approval from the courts with jurisdiction over the respective lawsuits, and that the agreements will aid in precluding similar suits in the future.

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The Home Depot's internal Human Resources Committee will oversee the Company's national implementation of the terms of the agreements. The Committee is chaired by Board of Directors member
Dr. Johnnetta Cole, former President of Spelman College.

Arthur M. Blank, President and Chief Executive Officer of The
Home Depot said, "These agreements ensure that the unique culture of The Home Depot -- a culture which has earned us a reputation as one of America's 'Most

Admired' companies -- will remain intact. Indeed, we would never have agreed to enter into these agreements had our culture been jeopardized. We will ensure that associates continue to possess unsurpassed product knowledge, and maintain their dedication to customer service and respect for their colleagues and for the communities in which they work and live."

As a result of the agreements, The Home Depot expects to record during the fiscal 1997 third quarter a one-time pretax charge of approximately $104 million ($0.08 per share after tax), which includes $65 million for plaintiff class members in Butler, $22.5 million to attorneys for the Butler plaintiff class members, and approximately $17 million for other related internal costs, including implementing employment programs and the settlement terms of Griffin, Tortajada and Fleniken. The Company does not anticipate that any of the ongoing costs of the terms of the agreements will have a material impact on future financial results of operations.

Bernie Marcus, Chairman of the Board of The Home Depot said, "The Home Depot believes that entering into these agreements is in the best interest of our associates, customers, and stockholders as it will allow the Company to avoid distractions to our business. We are committed to putting these lawsuits behind us and focusing everyone's attention on what we do best -- serving our customers, providing outstanding returns to our stockholders, and growing our business. The Home Depot remains committed to the values that have been the foundation of the Company, providing all our associates with opportunities to grow professionally as we grow as a company."

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                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   THE HOME DEPOT, INC.
                                      (Registrant)



                                   By:/s/ Lawrence A. Smith
                                   Vice President-Legal and
                                   Secretary

Date:  September 22, 1997